Exhibit 12
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
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(thousands of dollars)                                                              Year Ended September 30,
                                                             -----------------------------------------------------------------
                                                                   1998         1999         2000        2001         2002
                                                             -----------------------------------------------------------------
Fixed Charges Computation
     Interest expensed and capitalized                           $  2,220     $  4,178      $ 3,603     $   145      $    417
     Amortized premiums, discounts, and capitalized
       expenses related to indebtedness                             2,046        2,075        3,034          79           136
     Reasonable approximation of interest within
       rental expense                                                  47          131           26          20            72
                                                             -----------------------------------------------------------------
Total Fixed Charges                                                 4,313        6,384        6,663         244           625

Preferred equity dividends                                            337          466          378         113             -
                                                             -----------------------------------------------------------------
Total Fixed Charges and Preferred Equity Dividends               $  4,650     $  6,850      $ 7,041     $   357      $    625
                                                             =================================================================

Earnings Computation
Pre-tax income (loss) from continuing operations
  before adjustment for minority interests in
  consolidated subsidiaries or income or loss from
  equity investees                                               $(10,916)    $(28,402)     $ 8,642     $14,468      $ 40,236
Plus
     Fixed charges                                                  4,650        6,850        7,041         357           625
Minus
     Interest capitalized                                           1,390            -            -           -             -
                                                             -----------------------------------------------------------------
Total Earnings                                                   $ (7,656)    $(21,552)     $15,683     $14,825      $ 40,861
                                                             =================================================================

Ratio of Earnings to Combined Fixed Charges and
  Preferred Stock Dividends                                         N/A          N/A          2.23        41.53         65.38
Dollar amount of Deficiency                                      $(12,306)    $(28,402)        N/A         N/A           N/A
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